Exhibit 4.1

FINAL FORM

NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS (I) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR (II) IN COMPLIANCE WITH AN EXEMPTION THEREFROM AND ACCOMPANIED, IF REQUESTED BY THE ISSUER, WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH AN EXEMPTION THEREFROM.

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED
UPON ITS EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON
TRANSFER SET FORTH IN ARTICLE II OF THIS WARRANT

Warrant No. [ ]	Number of Shares: [ ]
Date of Issuance July 18, 2016	(subject to adjustment)
Void after July 18, 2019

DIFFERENTIAL BRANDS GROUP INC.

Common Stock Purchase Warrant

THIS IS TO CERTIFY THAT, for value received, [       ] or its permitted assigns (collectively, the “Registered Holder”) is entitled to purchase from Differential Brands Group Inc., a Delaware corporation (the “Company”), at the place where the Warrant Office designated pursuant to Section 2.1 is located, at a purchase price per share of $5.47 (as adjusted pursuant to the terms of this Warrant, the “Exercise Price”), [insert pro rata portion of 150,000] shares (the “Warrant Shares”) of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, $0.10 par value per share, of the Company (the “Common Stock”), and is entitled also to exercise the other appurtenant rights, powers and privileges hereinafter set forth.  The number of shares of the Common Stock purchasable hereunder and the Exercise Price are subject to adjustment in accordance with Article III hereof.  This Warrant shall expire at 5:00 p.m., New York time, on July 18, 2019 (the “Expiration Date”).  Receipt of this Warrant by the Registered Holder shall constitute acceptance of and agreement to the terms and conditions set forth herein.

This Warrant is issued in connection with that certain Purchase Agreement, regarding the share capital of SWIMS AS, a Norwegian private limited company (aksjeselskap) registered with the Norwegian Register of Business Enterprises under registration number 988 225 266 and with registered address at Holtegata 26, 0355 Oslo, Norway, dated as of the date hereof, by and among the Company, DFBG Swims LLC, a Delaware limited liability company, each shareholder of the Company signatory thereto, and Øystein Alexander Eskeland and Atle Søvik, acting jointly as the representatives of the sellers.

ARTICLE I

Exercise of Warrant

1.1                               Method of Exercise.  The Warrant Shares pursuant to this Warrant may be exercised by the Registered Holder as a whole or in part at any time and from time to time subsequent to the date hereof and until the Expiration Date at which time this Warrant shall expire and be of no further force or effect; provided, however, that the minimum number of Warrant Shares that may be purchased on a single exercise shall be 1,000 or the entire number of shares remaining available for exercise hereunder, whichever is less.  To exercise this Warrant, the Registered Holder shall deliver to the Company, at the Warrant Office designated in Section 2.1, a written notice in the form of the Purchase Form attached as Exhibit A hereto, stating therein the election of the Registered Holder to exercise this Warrant in the manner provided in the Purchase Form, along with payment in full of the Exercise Price (in the manner described below) for all Warrant Shares purchased hereunder.  This Warrant shall be deemed to be exercised on the date of receipt by the Company of the Purchase Form, accompanied by payment for the Warrant Shares to be purchased and surrender of this Warrant, as aforesaid, and such date is referred to herein as the “Exercise Date.”  Upon such exercise, the Company shall promptly (and in any event within three business days following the Exercise Date) issue and deliver to the Registered Holder a certificate or statement evidencing ownership in book-entry form for the full number of the Warrant Shares purchasable by the Registered Holder hereunder, against the receipt by the Company of the total Exercise Price payable hereunder for all such Warrant Shares, (a) in cash or by certified or cashier’s check or (b) pursuant to the Net Exercise provisions of Section 1.2.  The Person in whose name the certificate(s) or book-entry statements for Common Stock is to be issued shall be deemed to have become a holder of record of such Common Stock on the Exercise Date.  If the Company fails to deliver such certificate or statement during the time period specified above, then the Registered Holder will have the right to rescind such exercise; provided, that nothing herein shall limit a Registered Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance or injunctive relief with respect to the Company’s failure to deliver such certificate or statement in accordance with the terms of this Warrant.

1.2                               Net Exercise.  In lieu of exercising the Warrant Shares by delivering payment of the Exercise Price to the Company in cash, if the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), the Registered Holder of this Warrant may elect to receive a number of shares of Common Stock equal to the value of this Warrant (or of any portion of this Warrant being canceled) by surrender of this Warrant at the Warrant Office together with a properly completed and executed Purchase Form, in which event the Company shall issue the Registered Holder a number of shares of Common Stock computed as follows

X	=	Y (A – B)
A

Where:

X	=	the number of shares of Common Stock to be issued to the Registered Holder.

Y	=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation).

A	=

the Current Market Price of one share of Common Stock (at the date of such calculation). For purposes of this Section 1, “Current Market Price” means, the volume-weighted average, rounded to the nearest cent, of the closing sales price of shares of Common Stock on the NASDAQ Stock Market, as reported by The Wall Street Journal for the immediately preceding ten (10) trading days.

B	=	Exercise Price (as adjusted to the date of such calculation).

1.3                               Fractional Shares.  No fractional shares of Common Stock shall be issued in connection with any exercise of this Warrant.  In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Current Market Price of one share of Common Stock at the date of exercise.

1.4                               Termination.  Notwithstanding any other provision of this Warrant, the right to exercise this Warrant shall terminate upon the Expiration Date; provided, however, if this Warrant shall not have been exercised in full prior to a Change of Control of any kind described in clause (i) of the definition thereof, the right to exercise this Warrant shall be automatically converted into the right to receive from the Company (or any successor entity thereto) an amount calculated as follows:  (x) the maximum number of Warrant Shares for which this Warrant shall be exercised at the time of the closing of such Change of Control, calculated pursuant to the Net Exercise provisions of Section 1.2, multiplied by (y) the amount of consideration per share of Common Stock received by a holder thereof in such Change of Control.

For purposes of this Warrant:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding equity securities of such Person or (iii) any officer, director, general partner, managing member or trustee of any such Person described in clause (i) or (ii).

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Change of Control” means the occurrence of any of the following at any time after the date hereof:  (i) any Person or group of Persons that does not, together with their Affiliates, as of the date hereof, own beneficially more than 50% of outstanding voting securities of the Company, shall have become the beneficial owner of more than 50% of then outstanding voting securities of the Company, or (ii) the board of directors (or similar governing body), or if applicable the stockholders, of the Company, as the case may be, shall have approved the transfer, sale, assignment, or other disposition of all or substantially all the assets of the Company in one transaction or a series of related transactions.

“Person” means, an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

1.5                               Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of the Registered Holder and upon surrender of this Warrant, at the time of delivery of the certificate or statement evidencing ownership in book-entry form for the Warrant Shares purchased by the Registered Holder hereunder, deliver to the Registered Holder a new Warrant evidencing the rights of the Registered Holder to purchase the unpurchased Warrant Shares pursuant to this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

1.6                               Withholding.  Solely to the extent required by applicable law and upon prior notice, Parent shall be entitled to deduct and withhold from any amounts or Warrant Shares to be delivered hereunder to a Registered Holder which constitute compensation, any amounts required to be deducted and withheld with respect to the making of such payment.  Any amounts so deducted and withheld shall be timely paid over to the appropriate governmental authority and shall be treated for all purposes of this Warrant as having been paid to the Registered Holder in respect of which such deduction and withholding was made.

ARTICLE II

Warrant Office; Transfer

2.1                               Warrant Office.  The Company shall maintain an office for certain purposes specified herein (the “Warrant Office”), which office shall initially be the Company’s principal office, and may subsequently be such other office of the Company or of any transfer agent of the Common Stock in the continental United States of which written notice has previously been given to the Registered Holder.  The Company shall maintain, at the Warrant Office, a register for the Warrant in which the Company shall record the name and address of the Registered Holder, as well as the name and address of each permitted assignee of the rights of the Registered Holder.

2.2                               Ownership of Warrant.  The Company may deem and treat the Registered Holder as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Article II.

2.3                               Transfer of Warrants.  The Company agrees to maintain at the Warrant Office books for the registration and transfer of this Warrant.  Unless otherwise consented to in writing by the Company (which consent may be granted or withheld in its sole discretion), this Warrant may be transferred by any Registered Holder (including, for the avoidance of doubt, any subsequent transferee) in whole or in part only in compliance with applicable law and only to his, her or its Permitted Transferees.  The Company, from time to time, shall register the transfer in whole or in part of this Warrant in such books upon surrender of this Warrant at the Warrant Office, properly endorsed, together with a written assignment of this Warrant, substantially in the form of the Assignment attached as Exhibit B hereto.  Upon any such transfer, a new Warrant shall be issued to the transferee, and the Company shall cancel the surrendered Warrant.  The Registered Holder shall pay all taxes and all other expenses and charges payable in connection with the transfer of Warrants pursuant to this Section 2.3.  For purposes of this Warrant, “Permitted Transferees” shall mean (a) in the case of an individual, the individual’s spouse, child, estate, personal representative, heir or successor, a trust for the benefit of any of the foregoing persons, or a partnership or limited liability company the partners or members of which consist solely of any of the foregoing persons and (b) in the case of any Registered Holder that is not an individual (other than a trust as described in clause (a) of this sentence, for whom transfers may be made to the persons described in such clause (a)), to a Person that is an affiliate, direct partner, member or stockholder of such Registered Holder.

2.4                               No Rights as Stockholder Until Exercise.  No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Registered Holder of this Warrant, as such, any rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action, receive notice of meetings, receive dividends or subscription rights, or otherwise.  Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to the Registered Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

2.5                               Expenses of Delivery of Warrants.  Except as provided in Section 2.3, the Company shall pay all reasonable expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of Warrants and related Warrant Shares hereunder.

2.6                               Compliance with Securities Laws.  The Registered Holder (and its transferees and assigns), by acceptance of this Warrant, covenants and agrees that such Registered Holder is acquiring the Warrants evidenced hereby, and, upon exercise hereof, the Warrant Shares, for its own account as an investment and not with a view to distribution thereof in violation of applicable law.  Neither this Warrant nor the Warrant Shares issuable hereunder have been registered under the Securities Act or any state securities laws and no transfer of this Warrant or any Warrant Shares shall be permitted unless the Company has received notice of such transfer in the form of the assignment attached hereto as Exhibit B, accompanied, if requested by the Company, by an opinion of counsel reasonably satisfactory to the Company that an exemption from registration of such Warrant or Warrant Shares under the Securities Act is available for such transfer, except that no such opinion shall be required after a registration for resale of the Warrant Shares has become effective.  Upon any exercise of the Warrants prior to effective registration for resale or except as in accordance with Rule 144 under the Securities Act, certificates representing the Warrant Shares shall bear a restrictive legend substantially identical to that set forth as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (collectively, the “Acts”).  Neither the shares nor any interest therein may be offered, sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration statement with respect to the shares under all of the applicable Acts, or an opinion of counsel reasonably satisfactory to the Company to the effect that such registrations are not required.”

Any purported transfer of the Warrant or Warrant Shares not in compliance with the provisions of this section shall be null and void.  Stop transfer instructions have been or will be imposed with respect to the Warrant Shares so as to restrict resale or other transfer thereof, subject to this Section 2.6.

2.7                               Reservations of Shares.  The Company shall reserve at all times so long as this Warrant remains outstanding, free from preemptive rights, out of its treasury Common Stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the exercise of this Warrant, sufficient shares of Common Stock to provide for the exercise hereof.  The Company shall cause to be executed and issued the necessary certificate or statement evidencing ownership in book-entry form for the Warrant Shares upon the exercise of the purchase rights under this Warrant.

2.8                               Valid Issuance.  All shares of Common Stock which may be issued upon exercise of this Warrant will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof attributable to any act or omission by the Company, and the Company shall take no action which will cause a contrary result (including without limitation, any action which would cause the Exercise Price to be less than the par value, if any, of the Common Stock).

2.9                               Exercise in Connection with Registered Offering.  Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering, the exercise of any portion of this Warrant may, at the election of the Registered Holder, be conditioned upon the consummation of such public offering, in which case such exercise shall not be deemed to be effective until the consummation of such offering.

ARTICLE III

Adjustments

3.1                               Adjustment of Exercise Price and Number of Shares.  In order to prevent dilution of the rights granted under this Warrant in the circumstances provided herein, the Exercise Price shall be subject to adjustment from time to time as provided in this Article III, and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Article III.

3.2                               Subdivision or Combination of Common Stock.  If the Company at any time on or prior to the Expiration Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately increased.  If the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately decreased.  Any adjustment under this Section 3.2 shall become effective at the close of business on the date the subdivision or combination becomes effective.

3.3                               Reorganization, Reclassification, Consolidation, Merger or Sale.  Other than as a result of any subdivision or combination provided for in Section 3.2 above or a Change of Control transaction covered in Section 1.4 above, any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which in each case is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.”  Prior to the consummation of any Organic Change, the Company shall make appropriate provision to insure that the Registered Holder shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the Warrant Shares immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the Registered Holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the number of Warrant Shares immediately theretofore acquirable and receivable upon exercise of this Warrant had such Organic Change not taken place.  In any such case, the Company shall make appropriate provision with respect to the Registered Holder’s rights and interests to insure that the provisions substantially similar to this Article III shall thereafter be applicable to the Warrants (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrant based on the relative value of the Common Stock and the common stock of the successor entity or purchasing entity).

3.4                               Dividends.  In case at any time or from time to time the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution (collectively, a “Distribution”), then the Exercise Price in effect immediately prior to such Distribution shall be reduced by the amount of cash or the fair market value of other property to which the Registered Holder would have been entitled by way of such Distribution with respect to each Warrant Share if such Registered Holder had exercised this Warrant immediately prior to such Distribution.

3.5                               Adjustment Notices.  Promptly upon any adjustment of the Exercise Price or the number of Warrant Shares, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and confirming the calculation of such adjustment.  The Registered Holder and its accountants and other professional representatives may make reasonable inquiries of the Company regarding questions or disagreements concerning the adjustment calculation set forth in the notice delivered by the Company pursuant to this paragraph, and the Company shall use its commercially reasonable efforts to cooperate with and respond to such inquiries.

ARTICLE IV

Miscellaneous

4.1                               Entire Agreement.  This Warrant contains the entire agreement between the Registered Holder and the Company with respect to the Warrant Shares that it can purchase upon exercise hereof and the related transactions and supersedes all prior arrangements or understanding with respect thereto.

4.2                               Governing Law.  This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its conflict of law provisions.

4.3                               Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby to the jurisdiction of the courts of the State of Delaware, the courts of the United States of America for the District of Delaware (each, a “Delaware Court”) and any appellate courts from any thereof and irrevocably waives any immunity from the jurisdiction of such courts and any claim of improper venue, forum non conveniens or any similar objection which it might otherwise be entitled to raise in any such suit, action or proceeding.  Each of the parties hereto irrevocably agrees that service of process upon such party by first-class mail to the address of such party pursuant to Section 4.7 shall be deemed, in every respect, effective service of process upon such party.  The parties further agree that any suit, action or proceeding instituted by a party to this Warrant against another party to this Warrant shall be initially instituted exclusively in a Delaware Court, and each of the parties hereby voluntarily and irrevocably waives all its rights, whether granted by statutory, constitutional or common law, to seek a trial before a jury with respect to such claim.

4.4                               Waiver and Amendment.  Any term or provision of this Warrant may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this Warrant may be amended or supplemented at any time by the written consent of the parties.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

4.5                               Illegality.  In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.

4.6                               Copy of Warrant.  A copy of this Warrant shall be filed among the records of the Company.

4.7                               Notice.  Any notice or other document required or permitted to be given or delivered to the Registered Holder shall be delivered at, or sent by certified or registered mail to such Registered Holder at, the last address shown on the books of the Company maintained at the Warrant Office for the registration of this Warrant or at any more recent address of which the Registered Holder shall have notified the Company in writing.  Any notice or other document required or permitted to be given or delivered to the Company, other than such notice or documents required to be delivered to the Warrant Office, shall be delivered at, or sent by certified or registered mail to, the principal office of the Company, or any other address within the continental United States of America as shall have been designated in writing by the Company delivered to the Registered Holder.

4.8                               Limitation of Liability; Not Stockholders.  Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or attend meetings of stockholders or any other proceedings of the Company.  Until the exercise of this Warrant, no provision hereof, and no mere enumeration herein of the rights or privileges of the Registered Holder, shall give rise to any liability of such Registered Holder for the purchase price of any shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

4.9                               Exchange, Loss, Destruction, etc. of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company (provided, that an affidavit of the Registered Holder shall be deemed reasonably satisfactory evidence) of the loss, theft, mutilation or destruction of this Warrant or any certificate relating to the Warrant Shares, and, in the case of any such loss, theft or destruction, upon delivery of indemnity or security in such form and amount as shall be reasonably satisfactory to the Company, or, in the event of such mutilation upon surrender and cancellation of this Warrant, the Company will make and deliver a new Warrant of like tenor, in lieu of such lost, stolen, destroyed or mutilated Warrant; provided, however, that the original Registered Holder of this Warrant shall not be required to provide any bond of indemnity and may in lieu thereof provide their agreement of indemnity.  Any Warrant issued under the provisions of this Section 4.9 in lieu of any Warrant alleged to be lost, destroyed or stolen, or in lieu of any mutilated Warrant, shall constitute an original contractual obligation on the part of the Company.  This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement.  The Registered Holder of this Warrant shall pay all taxes (including securities transfer taxes) and all other reasonable expenses and charges payable in connection with the preparation, execution and delivery of replacement Warrant(s) pursuant to this Section 4.9.

4.10                        Headings.  The Article and Section and other headings herein are for convenience only and are not a part of this Warrant and shall not affect the interpretation thereof.

4.11                        Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Registered Holder.  The provisions of this Warrant are intended to be for the benefit of all Registered Holders from time to time of this Warrant and shall be enforceable by any such Registered Holder.

4.12                        Remedies.  The parties hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of their respective rights under this Warrant.  Each party agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.  The rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

4.13                        Counterparts.  This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

4.14                        Further Assurances.  The Company and the Registered Holder will take such actions as may be reasonably required or desirable to carry out the provisions of this Warrant.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

DIFFERENTIAL BRANDS GROUP INC.

By
Name:
Title:

[SIGNATURE PAGE TO WARRANT]

Accepted and Agreed,

[HOLDER]

Name of Holder

Signature

Street Address

City	State

[SIGNATURE PAGE TO WARRANT]

EXHIBIT A

PURCHASE FORM

TO:  Differential Brands Group Inc. (the “Company”)

1.                                      The undersigned hereby elects to purchase             shares of the Common Stock of the Company pursuant to the terms of the attached Warrant by:

☐                                    A cash payment or cancellation of indebtedness, and tenders herewith payment of the purchase price for such shares in full, together with all applicable transfer taxes, if any.

☐                                    The net exercise provisions of the attached warrant.

2.                                      Please issue a certificate(s) or statement evidencing ownership in book-entry form representing said shares of Common Stock in the name of the undersigned.

Signature of Holder

By:
Name:
Title:

EXHIBIT B

ASSIGNMENT

For value received,                              , hereby sells, assigns and transfers unto                                 [all of][           shares of] the within Warrant, together with all right, title and interest therein and does hereby irrevocably constitute and appoint                       , attorney, to transfer said Warrant on the books of the Company, with full power of substitution.

Dated: , 201